                                                               Exhibit 99.1


COMPANY PRESS RELEASE

CAREER EDUCATION CORPORATION SIGNS A DEFINITIVE MERGER AGREEMENT TO ACQUIRE CALIFORNIA CULINARY ACADEMY

HOFFMAN ESTATES, Ill.--(BUSINESS WIRE)--Dec. 7, 1999--Career Education Corporation (NASDAQ:CECO - news) and California Culinary Academy, Inc. (NASDAQ:COOK - news) today announced the signing of a definitive merger agreement under which Career Education Corporation would acquire all the shares of California Culinary Academy for $5.25 per share in cash. Holders of approximately 41% of the outstanding shares of California Culinary Academy have agreed to vote in favor of the merger. Completion of the acquisition is subject to a number of conditions, including regulatory and CCA shareholder approvals.

"With the addition of California Culinary Academy, Career Education Corporation will become one of the largest culinary arts providers in the world," said John M. Larson, president and chief executive officer of Career Education Corporation. "Even more important, California Culinary Academy is an excellent complement to our North American culinary strategy." Career Education Corporation already operates six culinary arts campuses. With approximately 850 students, California Culinary Academy operates a core campus in San Francisco and three additional College of Food locations in San Francisco, Salinas and San Diego, California. "In Career Education Corporation we have found a partner that is a leader in culinary arts instruction and absolutely committed to providing a top level education and opportunities for career growth to its students," said Keith Keogh, president and chief executive officer of the California Culinary Academy. "The combination with CEC will further enhance our ability to prepare graduates and professionals for positions in the culinary arts."

CEC's six culinary campuses include: Scottsdale Culinary Institute in Scottsdale, Arizona; California School of Culinary Arts in South Pasadena, California; Le Cordon Bleu Culinary Program at Brown Institute in Mendota Heights, Minnesota; McIntosh College in Dover, New Hampshire; International Culinary Academy in Pittsburgh, Pennsylvania; and Western Culinary Institute in Portland, Oregon.

Currently operating out of its Core Campus in San Francisco and three College of Food campuses in Salinas, San Diego and San Francisco, California, the California Culinary Academy is an internationally known leader and innovator in culinary arts education. CCA offers two fully accredited professional programs as well as programs in continuing education and vocational and consumer training. CCA also provides contract training and consulting services for product development and operations in the public and private sectors.

Career Education Corporation is one of the largest providers of private, for-profit, postsecondary education in North America. CEC currently operates 26 campuses in 15 states and two Canadian provinces. CEC schools enjoy long operating histories and offer a wide variety of bachelor's degree, associate degree and diploma programs in career-oriented disciplines within CEC's core curricula of information technology, visual communication and design technologies, business studies and culinary arts.

The forward-looking statements contained in this release are based upon various assumptions, and certain risks and uncertainties could cause actual results to differ materially from those stated. Factors that could cause such differences include those matters disclosed in Career Education Corporation's and California Culinary Academy's respective filings with the Securities and Exchange Commission (SEC). Career Education Corporation and California Culinary Academy assume no obligation to update those forward-looking statements.


CONTACT:
     Career Education Corporation
     Patrick K. Pesch, 630/237-3615